UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2020

OMEGA HEALTHCARE INVESTORS, INC.

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Maryland	1-11316	38-3041398
(Omega Healthcare Investors, Inc.)	(Omega Healthcare Investors, Inc.)	(Omega Healthcare Investors, Inc.)
Delaware	33-203447-11	36-4796206
(OHI Healthcare Properties Limited Partnership)	(OHI Healthcare Properties Limited Partnership)	(OHI Healthcare Properties Limited Partnership)
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 International Circle,

Suite 200

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act.

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 par value	OHI	New York Stock Exchange

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Omega Healthcare Investors, Inc. (the “Company”) and its subsidiary OHI Healthcare Properties Limited Partnership are parties to a credit agreement dated May 25, 2017, as amended (the “Credit Agreement”), which provides a $1.25 billion senior unsecured multicurrency revolving credit facility (the “Revolving Credit Facility”), a $425 million senior unsecured U.S. Dollar term loan facility and a £100 million senior unsecured British Pound Sterling term loan facility. The material terms of the Credit Agreement are described under the caption “Description of Other Indebtedness–Credit facilities– Omega revolving credit and related term loan facilities” in the Company’s prospectus supplement filed with the Securities and Exchange Commission on September 19, 2019, which description is incorporated by reference herein.

As a precautionary measure in light of the current uncertainty around economic and industry conditions resulting from the COVID-19 outbreak, on March 20, 2020, the Company provided notice to the administrative agent under the Credit Agreement to draw $300 million in Eurodollar rate borrowings under the Revolving Credit Facility. Immediately after giving effect to such borrowing, the Company would have approximately $512 million in outstanding borrowings under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility are scheduled to mature on May 25, 2021 with an option to extend maturity for two six-month periods, subject to customary conditions. The Company may repay amounts borrowed under the Revolving Credit Facility any time without fees or penalty. As of March 23, 2020, the annual interest rate for Eurodollar rate borrowings under the Revolving Credit Facility was the London interbank offered rate plus 1.25%.

Item 7.01     Regulation FD Disclosure

On March 23, 2020, the Company issued a press release regarding the matters reported herein. A copy of that press release is furnished as Exhibit 99.1.

The information furnished in Exhibit 99.1, shall not be deemed “filed” for any purpose, including for the purposes of the Exchange Act, or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01     Other Events.

On March 23, 2020, the Company announced that its Board of Directors has authorized the repurchase of up to $200 million of Omega’s outstanding common stock from time to time over the next 12 months, through March 20, 2021. The Company is authorized to repurchase shares of its common stock in open market and privately negotiated transactions or in any other manner as determined by the Company’s management and in accordance with applicable law. The timing and amount of stock repurchases will be determined, in management’s discretion, based on a variety of factors, including but not limited to market conditions, other capital management needs and opportunities, and corporate and regulatory considerations. The Company has no obligation to repurchase any amount of its common stock, and such repurchases, if any, may be discontinued at any time. Stock repurchases, if any, will be funded using cash flow from operations, balance sheet cash, planned asset sales and/or borrowings under the Company’s Revolving Credit Facility.

Also on March 23, 2020, the Company announced that it has suspended its Dividend Reinvestment and Common Stock Purchase Plan. Until further notice, dividends will not be reinvested in common stock and optional cash investments in common stock will not be accepted under such plan.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description of Exhibit

99.1Press release issued by the Company on March 23, 2020.

104Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Co-Registrant)

Dated: March 25, 2020	By:	/s/ Gail D. Makode
Gail D. Makode
Chief Legal Officer, General Counsel

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
(Co-Registrant)

Dated: March 25, 2020	By:	Omega Healthcare Investors, Inc., its General Partner
/s/ Gail D. Makode
Gail D. Makode
Chief Legal Officer, General Counsel